EXHIBIT 5.1

March 25, 2010

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate 6,774,464 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) (which includes up to 883,626 shares that may be issued upon exercise of an option by the Underwriters (as defined below) to cover over-allotments, if any) pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) dated March 25, 2010 by and among the Company, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein (collectively, the “Underwriters”), and the stockholders of the Company named therein. The Shares are being offered and sold under a registration statement on Form S-3 (Registration No. 333-165650) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on March 24, 2010 (the “Registration Statement”), including a base prospectus dated March 24, 2010 (the “Base Prospectus”), a preliminary prospectus supplement dated March 24, 2010 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated March 25, 2010 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Company is offering 3,200,000 shares and the stockholders are offering 2,690,838 shares as described in the Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) organizational documents of the Company, including the Company’s certificate of incorporation, as currently in effect, and the Company’s bylaws, as amended to date, (iv) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares and (v) the Underwriting Agreement. We have also examined originals or copies certified to our satisfaction of such records of the Company, certificates of public officials, certificates of officers or other representatives of the Company and other documents, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when the Shares are sold in accordance with the Underwriting Agreement and the Prospectus, the issuance of the Shares will have been duly authorized, and the Shares will be legally issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the thereunder.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP